UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2006

ARAMARK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-16807	23-3086414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania	19107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 238-3000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 1, 2006, ARAMARK Corporation (the “Company”) amended its existing U.S. and Canadian Credit Agreement dated March 31, 2004 (the “Credit Agreement”), as amended from time to time through the date hereof, to increase the total U.S. dollar credit capacity of its facility thereunder (the “U.S. Credit Facility”) from $800 million to $950 million. The material terms of the Credit Agreement are described in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2006. The original Credit Agreement was filed as Exhibit 10.1 to the Company’s Form 10-Q for the quarterly period ended April 2, 2004.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On December 1, 2006, the Company drew upon an aggregate of approximately $200 million of its excess capacity under the U.S. Credit Facility. The proceeds from this borrowing were used to pay off the Company’s 7.1% notes that matured on December 1, 2006 and to finance a recent acquisition.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 10.1	Amendment dated as of December 1, 2006 to the Credit Agreement dated as of March 31, 2004, as amended, among ARAMARK Services, Inc., ARAMARK Uniform & Career Apparel Group, Inc., and ARAMARK Canada Ltd. (as borrowers), ARAMARK Corporation (as parent guarantor), the Lenders party thereto, JPMorgan Chase Bank, N.A. (as general administrative agent) and JPMorgan Chase Bank, N.A., Toronto Branch (as Canadian Administrative Agent).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAMARK CORPORATION

By:	/s/ L. FREDERICK SUTHERLAND
Name:	L. Frederick Sutherland
Title:	Executive Vice President and Chief Financial Officer

Date: December 7, 2006

EXHIBIT INDEX

Exhibit 10.1	Amendment dated as of December 1, 2006 to the Credit Agreement dated as of March 31, 2004, as amended, among ARAMARK Services, Inc., ARAMARK Uniform & Career Apparel Group, Inc., and ARAMARK Canada Ltd. (as borrowers), ARAMARK Corporation (as parent guarantor), the Lenders party thereto, JPMorgan Chase Bank, N.A. (as general administrative agent) and JPMorgan Chase Bank, N.A., Toronto Branch (as Canadian Administrative Agent).